UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Paquin, William A.
   200 East Broward Boulevard
   Ft. Lauderdale, FL  33301
2. Issuer Name and Ticker or Trading Symbol
   TresCom International, Inc.
   "TRES"
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   November 1996
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Chief Financial Officer
7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|11/ 7/|P   |-|1,000             |A  |$12.50     |1,000              |D     |--                         |
419                        |96    |    |-|                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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 Non-Contingent Option|$17.625 |4/23/|A   |V|50,000 -   |A,D|(1)  |4/23/|Common Stock|50,000 |-      |50,000      |D  |            |
s (right to buy)      |        |96   |    | |           |   |     |06   |            |       |       |            |   |            |
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Non-Contingent Options|$12.00  |10/9/|A   |V|50,000 -   |A,D|(2)  |10/09|Common Stock|50,000 |-      |50,000      |D  |            |
 (right to buy)       |        |96   |    | |           |   |     |/06  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) These options vest and become fully exercisable as to 20% of such shares on April 23, 1997 and as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable.
(2) These options vest and become fully exercisable as to 20% of such shares on October 9, 1997 and as to an additional 20% on each anniversary thereafter until all such options are fully vested and exercisable.
SIGNATURE OF REPORTING PERSON
/s/ William A. Paquin
DATE
December 9,  1996